EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS

~ Net Sales Increase 5.1% to $182.8 million ~

~ Net Sales Increase 10.5% on Constant Currency Basis ~

~ Operating Income Increases to $30.7 million from $24.6 million ~

~ EPS of $1.05 and Adjusted EPS of $1.07 ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – August 25, 2022 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six-month results for the periods ended July 31, 2022.

Fiscal 2023 Second Quarter Highlights (See table below for GAAP and Non-GAAP measures)

•	Delivered topline growth of 5.1% or 10.5% on a constant dollar basis over second quarter fiscal 2022;
•	Expanded gross margin by 190 basis points;
•	Improved operating expenses as a percent of sales by 80 bps to 41.7%;
•	Generated operating income of $30.7 million, or 16.8% of sales;
•	Delivered an increase in diluted earnings per share of 27.8% as compared to the prior year period; and
•	Maintained strong balance sheet at quarter end, including cash of $203.1 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are very pleased with our strong second quarter results given the macroeconomic environment, highlighted by sales growth of 5.1%, or 10.5% on a constant currency basis, gross margin expansion of 190 basis points and an almost 25% increase in operating income. The quarter saw us deliver against our strategic initiatives centered on introducing compelling designs in watches and jewelry and continuing to elevate our digital marketing initiatives, which drove consumer demand for our powerful portfolio of brands around the world. To this end, even with foreign exchange headwinds, we generated a 15% increase in our international business with particular strength in Latin America, India, and Europe.”

Mr. Grinberg continued, “We are very excited about our product innovation pipeline and marketing campaigns for the all-important holiday season. As we look ahead, we will remain disciplined in executing our strategy as we navigate an increased level of uncertainty in the second half of our fiscal year including global inflation, currency headwinds, rising interest rates and the elimination of domestic stimulus programs. The strength of our balance sheet and our variable expense-management approach position us well for the rest of the year and beyond, as we remain focused on delivering long-term sustainable growth.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Second quarter fiscal 2023 results of operations included the following items:

•	a $0.6 million pre-tax charge, or $0.5 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	a $0.1 million pre-tax and after tax charge, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

Second quarter fiscal 2022 results of operations included the following items:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	a $0.1 million pre-tax and after-tax charge, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

In this press release, reference to “adjusted” results exclude the impact of the above charges and the charges described in the Non-GAAP Items section of the Company’s earnings release for the first quarter of fiscal year 2023 in deriving the adjusted results for the six months ending July 31, 2022 and July 31, 2021. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Second Quarter Fiscal 2023 (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 5.1% (10.5% on a constant dollar basis) to $182.8 million compared to $173.9 million in the second quarter of fiscal 2022. The increase in net sales reflected growth in wholesale customers’ brick and mortar stores and in Movado Company Stores. International net sales increased 15.3% as compared to the second quarter of last year. U.S. net sales decreased 5.4% as compared to the second quarter of last year.

•	Gross profit was $106.9 million, or 58.5% of sales, compared to $98.5 million, or 56.6% of sales, in the second quarter of fiscal 2022. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix, partially offset by the unfavorable impact of foreign currency exchange rates.
•	Operating expenses were $76.3 million compared to $73.8 million in the second quarter of fiscal 2022. Adjusted operating expenses were $75.6 million for the second quarter of fiscal 2023 and $73.0 million in the second quarter of fiscal 2022. This increase was primarily due to higher marketing expenses, payroll related costs and certain other operating expenses to support the increase in net sales. As a percent of sales, adjusted operating expenses decreased to 41.3% of sales from 42.0% in the prior year period primarily due to improved sales leverage.
•	Operating income was $30.7 million compared to $24.6 million in the second quarter of fiscal 2022. Adjusted operating income for the second quarter of fiscal 2023 was $31.4 million compared to an adjusted operating income of $25.5 million in the second quarter of fiscal 2022.
•	The Company recorded a tax provision of $6.4 million compared to a tax provision of $5.3 million in the second quarter of fiscal 2022. The Company recorded an adjusted tax provision in the second quarter of fiscal 2023 of $6.6 million compared to an adjusted tax provision of $5.5 million in the second quarter of fiscal 2022.
•	Net income was $24.0 million, or $1.05 per diluted share, compared to net income of $19.4 million, or $0.82 per diluted share, in the second quarter of fiscal 2022. Adjusted net income for the fiscal 2023 period was $24.6 million, or $1.07 per diluted share. This compares to adjusted net income in the second quarter of fiscal 2022 of $20.1 million, or $0.85 per diluted share.

First Half Fiscal 2023 (See attached table for GAAP and Non-GAAP measures)

•	Net sales for the first six months of fiscal 2023 increased 12.2% to $346.2 million (16.5% on a constant dollar basis) compared to $308.7 million in the first six months of fiscal 2022. The increase in net sales reflected growth in wholesale customers’ brick and mortar stores and in Movado Company Stores. International net sales increased 24.1% as compared to the same period last year. U.S. net sales decreased 0.2% as compared to the prior year period.
•	Gross profit was $203.6 million, or 58.8% of sales, compared to $172.7 million, or 55.9% of sales in the first six months of fiscal 2022. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix partially offset by increased shipping costs and the unfavorable impact of foreign currency exchange rates.
•	Operating expenses were $147.7 million as compared to $134.8 million in the first six months of fiscal 2022. Adjusted operating expenses were $146.2 million compared to $133.1 million in the first six months of fiscal 2022. This increase was primarily due to higher marketing expenses, payroll related costs and certain other operating expenses to support the increase in net sales. As a percent of sales, adjusted operating expenses decreased to 42.2% of sales from 43.1% in the prior year period primarily due to improved sales leverage.
•	Operating income was $56.0 million compared to operating income of $37.9 million in the first six months of fiscal 2022. Adjusted operating income was $57.4 million compared to $39.6 million in the prior year period.

•	The Company recorded a tax provision in the first six months of fiscal 2023 of $12.4 million as compared to a provision of $8.6 million in the first six months of fiscal 2022. The Company recorded an adjusted tax provision of $12.7 million compared to an adjusted tax provision of $9.0 million for the first half of fiscal 2022.
•	Net income was $42.5 million, or $1.83 per diluted share, compared to net income of $28.8 million, or $1.21 per diluted share, in the first six months of last year. In the first half of fiscal 2023, adjusted net income was $43.7 million, or $1.89 per diluted share compared to adjusted net income of $30.2 million, or $1.27 per diluted share.

Fiscal 2023 Outlook

Given the prevailing foreign exchange headwinds, the Company currently expects net sales to be $780 million to $790 million versus its previous outlook range of $780 million to $800 million. Based on the strong results for the first half of fiscal 2023, the Company now expects operating income to be at the high end of its previous outlook of $125 million to $130 million.

Specifically:

•	Fiscal 2023 net sales are currently expected to be in the range of approximately $780 million to $790 million. This represents growth of 6.5% to 8.0% from fiscal 2022 net sales.
•	Gross profit is expected to continue to be approximately 58.0% of net sales.
•	Operating income is expected to be at the high end of its previous outlook range of $125 million to $130 million.
•	In addition, the Company anticipates an effective tax rate of approximately 25%, assuming no changes to the current tax regulations.
•	The outlook excludes approximately $3.0 million of amortization of acquired intangible assets and deferred compensation for fiscal 2023 related to the Olivia Burton and MVMT brands.
•	This outlook does not contemplate significant further impact of increasing inflation, geopolitical unrest or extended negative impact to supply chain and shipping costs, and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on August 25, 2022, the Board of Directors approved the payment on September 21, 2022 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 7, 2022.

During the second quarter of fiscal 2023, the Company repurchased approximately 208,200 shares under its November 23, 2021 share repurchase program. As of July 31, 2022, the Company had $30.9 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, August 25, 2022 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on August 25, 2022 until 11:59 p.m. ET on September 8, 2022 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13732416.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic, the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2022	2021	2022	2021

Net sales	$182,804	$173,874	$346,228	$308,672

Cost of sales	75,877	75,421	142,616	136,017

Gross profit	106,927	98,453	203,612	172,655

Total operating expenses	76,270	73,820	147,661	134,766

Operating income	30,657	24,633	55,951	37,889

Non-operating income/(expense):
Other income	199	257	282	357
Interest expense	(101)	(174)	(213)	(449)

Income before income taxes	30,755	24,716	56,020	37,797

Provision for income taxes	6,418	5,315	12,429	8,645

Net income	24,337	19,401	43,591	29,152

Less: Net income/(loss) attributable to noncontrolling interests	334	(9)	1,075	333

Net income attributable to Movado Group, Inc.	$24,003	$19,410	$42,516	$28,819

Diluted Income Per Share Information
Net income attributable to Movado Group, Inc.	$1.05	$0.82	$1.83	$1.21

Weighted diluted average shares outstanding	22,966	23,739	23,176	23,736

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	As Reported
	Three Months Ended
	July 31,		% Change

	2022	2021

Total net sales, as reported	$182,804	$173,874	5.1%

Total net sales, constant dollar basis	$192,082	$173,874	10.5%

	As Reported
	Six Months Ended
	July 31,		% Change

	2022	2021

Total net sales, as reported	$346,228	$308,672	12.2%

Total net sales, constant dollar basis	$359,663	$308,672	16.5%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended July 31, 2022
As Reported (GAAP)	$182,804	$106,927	$76,270	$30,657	$30,755	$6,418	$24,003	$1.05
Olivia Burton Costs (1)	–	–	(637)	637	637	120	517	0.02
MVMT Costs (2)	–	–	(75)	75	75	18	57	0.00
Adjusted Results (Non-GAAP)	$182,804	$106,927	$75,558	$31,369	$31,467	$6,556	$24,577	$1.07

Three Months Ended July 31, 2021
As Reported (GAAP)	$173,874	$98,453	$73,820	$24,633	$24,716	$5,315	$19,410	$0.82
Olivia Burton Costs (1)	–	–	(726)	726	726	138	588	0.03
MVMT Costs (2)	–	–	(101)	101	101	25	76	0.00
Adjusted Results (Non-GAAP)	$173,874	$98,453	$72,993	$25,460	$25,543	$5,478	$20,074	$0.85

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Six Months Ended July 31, 2022
As Reported (GAAP)	$346,228	$203,612	$147,661	$55,951	$56,020	$12,429	$42,516	$1.83
Olivia Burton Costs (1)	–	–	(1,324)	1,324	1,324	251	1,073	0.05
MVMT Costs (2)	–	–	(157)	157	157	38	119	0.01
Adjusted Results (Non-GAAP)	$346,228	$203,612	$146,180	$57,432	$57,501	$12,718	$43,708	$1.89

Six Months Ended July 31, 2021
As Reported (GAAP)	$308,672	$172,655	$134,766	$37,889	$37,797	$8,645	$28,819	$1.21
Olivia Burton Costs (1)	–	–	(1,447)	1,447	1,447	275	1,172	0.05
MVMT Costs (2)	–	–	(232)	232	232	58	174	0.01
Adjusted Results (Non-GAAP)	$308,672	$172,655	$133,087	$39,568	$39,476	$8,978	$30,165	$1.27

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets and the MVMT brand's deferred compensation, where applicable.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	January 31,	July 31,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$203,109	$277,128	$199,721
Trade receivables, net	100,697	91,558	89,710
Inventories	215,038	160,283	183,289
Other current assets	21,588	16,974	23,144
Income taxes receivable	9,691	7,941	8,602
Total current assets	550,123	553,884	504,466

Property, plant and equipment, net	17,956	19,470	19,656
Operating lease right-of-use assets	76,818	68,599	71,253
Deferred and non-current income taxes	44,480	42,596	41,579
Other intangibles, net	10,946	13,507	15,550
Other non-current assets	65,813	63,104	58,394
Total assets	$766,136	$761,160	$710,898

LIABILITIES AND EQUITY

Accounts payable	$51,981	$46,011	$45,670
Accrued liabilities	58,475	48,522	50,329
Accrued payroll and benefits	11,383	25,117	13,864
Current operating lease liabilities	16,904	13,693	14,863
Income taxes payable	20,875	18,123	10,379
Total current liabilities	159,618	151,466	135,105

Deferred and non-current income taxes payable	15,788	19,614	20,185
Non-current operating lease liabilities	67,241	62,730	64,520
Other non-current liabilities	47,633	50,264	51,686

Redeemable noncontrolling interest	2,305	2,311	2,443

Shareholders' equity	470,836	472,808	434,567

Noncontrolling interest	2,715	1,967	2,392
Total equity	473,551	474,775	436,959

Total liabilities, redeemable noncontrolling interest and equity	$766,136	$761,160	$710,898

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	July 31,

	2022	2021
Cash flows from operating activities:
Net income	$43,591	$29,152
Depreciation and amortization	5,635	6,283
Other non-cash adjustments	3,346	5,363
Changes in working capital	(74,366)	(18,802)
Changes in non-current assets and liabilities	(3,598)	682
Net cash (used in)/provided by operating activities	(25,392)	22,678

Cash flows from investing activities:
Capital expenditures	(2,987)	(1,786)
Long-term investments	(2,283)	–
Trademarks and other intangibles	(57)	(133)
Net cash used in investing activities	(5,327)	(1,919)

Cash flows from financing activities:
Repayment of bank borrowings	–	(21,140)
Dividends paid	(15,797)	(11,618)
Stock repurchase	(21,539)	(9,975)
Stock awards and options exercised and other changes	(405)	(1,030)
Other	(85)	–
Net cash used in financing activities	(37,826)	(43,763)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(5,489)	(1,096)
Net change in cash, cash equivalents, and restricted cash	(74,034)	(24,100)
Cash, cash equivalents, and restricted cash at beginning of period	277,716	224,423

Cash, cash equivalents, and restricted cash at end of period	$203,682	$200,323

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$203,109	$199,721
Restricted cash included in other non-current assets	573	602
Cash, cash equivalents, and restricted cash	$203,682	$200,323